Exhibit (e)(1)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement’) is made as of this 6th day of May, 2013 by and between Local Shares Investment Trust (the “Trust”), a Delaware statutory trust, and SEI Investments Distribution Co. (the “Distributor”), a Pennsylvania corporation.

WHEREAS, the Trust is an open-end management investment company organized as a statutory trust under the laws of the State of Delaware, consisting of the series (each a “Fund” and collectively, the “Funds”) set forth in Schedule A, as such Schedule may be amended from time to time, attached hereto, and has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Trust intends to create and redeem shares (the “Shares”) of each Fund on a continuous basis at their net asset value only in aggregations constituting Creation Units (as defined in the Funds’ Registration Statement); and

WHEREAS, the Shares of each Fund will be listed on one or more national securities exchanges (together, the “Listing Exchanges”);

WHEREAS, the Trust desires to retain the Distributor to act as the distributor with respect to the issuance and distribution of Creation Units of each Fund, hold itself available to receive and process orders for such Creation Units in the manner set forth in each Fund’s Prospectus, and to enter into arrangements with broker-dealers who may solicit purchases of Creation Units.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained and intending to be legally bound, the parties hereby agree as follows:

SECTION 1APPOINTMENT

The Trust hereby appoints Distributor as its distributor of Creation Units of the Funds and to provide such other services in accordance with the terms set forth in this Agreement.  Distributor accepts such appointment and agrees to furnish certain related services as set forth in this Agreement.

SECTION 2SOLICITATION OF SALES AND OTHER SERVICES

2.01
Solicitation of Sales.  The Trust grants to Distributor the right to sell its Creation Units authorized for issue at the applicable net asset value, in accordance with the Prospectus, as agent and on behalf of the Trust, during the term of this Agreement and subject to the registration requirements of the 1933 Act, the rules and regulations of the SEC and the laws governing the sale of securities in the various states (“Blue Sky Laws”).  As used in this Agreement, the term, “Prospectus” means any prospectus, statement of additional information, registration statement, proxy solicitation and tender offer materials, annual or other periodic report of the Trust or any Fund of the Trust or any advertising, marketing, shareholder communication, or promotional material generated by the Trust or its investment adviser from time to time, as appropriate, including all amendments or supplements thereto and applicable law.

2.02
Other Services.  Without limiting the foregoing, the Distributor will perform or supervise the performance by others of the additional services set forth herein, including those set forth in Schedule B, attached hereto.

SECTION 3REPRESENTATIONS, WARRANTIES AND COVENANTS

3.01	Representations, Warranties and Covenants of the Trust. The Trust represents, warrants and covenants that:

(a)           it is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite power under the laws of such state and applicable federal law  to conduct its business as now being conducted and to perform its obligations as contemplated by this Agreement;

(b)           this Agreement has been duly authorized by the trustees of the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms;

(c)           it shall timely perform all obligations identified in this Agreement as obligations of the Trust, including, without limitation, providing the Distributor with all due diligence and marketing materials reasonably requested by the Distributor and giving all necessary consents or approvals in good faith and within a timely manner;

(d)           it is not a party to any, and there are no, pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations or inquiries (collectively, “Actions”) of any nature against it, its advisor or its properties or assets which could, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon it or any of its properties or assets;

(e)           it is an investment company that is or will be prior to issuance of any Shares duly registered under all applicable laws and regulations, including, without limitation the 1940 Act, and each Fund is a separate series of the Trust;

(f)           it is and will continue to be in compliance with all applicable laws and regulations aimed at the prevention and detection of money laundering and/or the financing of terrorism activities including Bank Secrecy Act, as amended by USA PATRIOT Act, and regulations of the U.S. Treasury Department, including the Office of Foreign Asset Control (“OFAC”), Financial Crimes and Enforcement Network (“FinCEN”) and the SEC;

(g)           it has or will have prior to issuance of any Shares an anti-money laundering program (“AML Program”), that at minimum includes, (i) an AML compliance officer designated to administer and oversee the AML Program, (ii) ongoing training for appropriate personnel, (iii) internal controls and procedures reasonably designed to prevent and detect suspicious activity monitoring and terrorist financing activities; (iv) procedures to comply with know your customer requirements and to verify the identity of all customers; and (v) appropriate record keeping procedures;

(h)           each Prospectus has been or will be prepared in accordance with all applicable laws and regulations and, at the time such Prospectus was or will be filed with the SEC and became or becomes effective, no Prospectus will include an untrue statement of a material fact or omit to state a material fact that is required to be stated therein so as to make the statements contained in such Prospectus not misleading;

(i)           it will notify the Distributor as soon as reasonably practical in advance of any matter which could materially affect the Distributor’s performance of its duties and obligations under this Agreement, including any amendment to the Prospectus;

(j)           it will provide Distributor with the opportunity to review and comment on each Prospectus at least one week prior to filing the same with an applicable regulatory body;

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(k)           it will provide Distributor with the opportunity to review and comment on each exemptive application or amendment thereto at least two weeks prior to filing the same with an applicable regulatory body;

(l)           it shall fully cooperate with requests from government regulators and the Distributor for information relating to customers and/or transactions involving the Creation Units, as permitted by law, in order for the Distributor to comply with its regulatory obligations; and

(m)         in the event it determines that it is in the interest of the Trust to suspend or terminate the sale of any Creation Units, the Trust shall promptly notify the Distributor of such fact in advance and in writing prior to the date on which the Trust desires to cease offering the Creation Units.

3.02	Representations, Warranties and Covenants of Distributor. Distributor hereby represents, warrants and covenants as follows:

(a)           it has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite actions on its part, and no other proceedings on its part are necessary to approve this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered by it; this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms;

(b)           information about litigation to which SEI or its affiliates is a party will be set forth in SEI Investments Company’s periodic SEC filings in accordance with the rules of the SEC and will be publicly available in filings on Forms 10-Q, 10-K and 8-K from time to time; however, it is not a party to any, and there are no, pending or threatened Actions of any nature against it or its properties or assets which are reasonably likely to, individually or in the aggregate, have a material effect upon its business or financial condition, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon it or any of its properties or assets which is reasonably likely to have a material effect on SEI’s ability to perform the Services hereunder;

(c)           it is registered as a broker-dealer with the SEC under the 1934 Act and a member of FINRA;

(d)           it shall not give any information or to make any representations other than those contained in the current Prospectus of the Trust filed with the SEC or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use; and

(e)           it may prepare and distribute sales literature and other material as it may deem appropriate, provided that such literature and materials have been prepared in accordance with applicable rules and regulations.

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SECTION 4REGISTRATION OF SHARES

The Trust agrees that it will take all action necessary to register Shares under the federal and state securities laws so that there will be available for sale the number of Shares necessary in connection with the number of Creation Units the Distributor may reasonably be expected to sell and to pay all fees associated with said registration.  The Trust will make available to the Distributor such number of copies of its Prospectus as the Distributor may reasonably request.  The Trust will furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Creation Units of the Trust.

SECTION 5AGREEMENTS WITH AUTHORIZED PARTICIPANTS

The Distributor will enter into agreements (each, an “Authorized Participant Agreement”) with authorized participants of its choice for the creation and redemption of Creation Units of a Fund.  Each authorized participant shall be a registered broker/dealer, a clearing agency registered with the Securities and Exchange Commission or a participant in the system for book-entry of the Depository Trust Trust.  Each Authorized Participant Agreement will include such terms and conditions as the Distributor will deem necessary or appropriate from time to time.

SECTION 6EXPENSES

6.01
Trust Expenses.  The Trust will pay all fees and expenses (i) in connection with the preparation, setting in type and filing of any Prospectus under the 1933 Act and amendments for the issue of its Shares or Creation Units; (ii) in connection with the registration and qualification of Shares for sale in the various states in which the board of trustees of the Trust will determine advisable to qualify such Shares for sale; (iii) of preparing, setting in type, printing and mailing any report or other communication to shareholders or authorized participants of the Trust in their capacity as such; and (iv) of preparing, setting in type, printing and mailing any Prospectus sent to existing shareholders or authorized participants.

6.02
Distributor Expenses.  Distributor will pay all of its costs and expenses (other than expenses and costs deemed payable by the Funds and other than expenses which one or more authorized participants may bear pursuant to any agreement with Distributor) incurred by it in connection with the performance of its distribution duties hereunder.  The Distributor shall pay (i) all expenses relating to Distributor’s broker-dealer qualification and registration under the 1934 Act; and (ii) all other general business overhead expenses incurred in connection with the distribution services provided under this Agreement, including office space, equipment, and personnel as may be necessary or convenient to provide the services.

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SECTION 7COMPENSATION

As compensation for providing the services under this Agreement, the Trust will pay or cause to be paid to the Distributor the fees set forth in Schedule C hereto.  Notwithstanding anything in this Agreement to the contrary, the Distributor and its affiliates may receive compensation or reimbursement from the Trust or the Trust’s investment advisor with respect to any services not included under this Agreement, as may be agreed upon by the parties from time to time.  The parties acknowledge, that to the extent the Trust lacks sufficient resources to pay the fees (or other expenses) payable to Distributor, the Trust’s investment adviser may make such payment to Distributor from the past profits or other resources of the investment adviser, including management fees paid by the Trust.  The parties further acknowledge that to the extent that fees payable to the Distributor are paid by the investment adviser, the investment adviser shall be responsible for making all disclosures of such payments to the board of trustees.

SECTION 8INDEMNIFICATION; CONTRIBUTION

8.01
Indemnification of Distributor.  The Trust agrees to indemnify, defend and hold harmless, the Distributor and each of its directors and officers, principals, representatives, employees and each person, if any, who controls, is controlled by or is under common control with, the Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Distributor Indemnified Parties”) from and against any and all direct losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Distributor Indemnified Parties may become subject, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or any document incorporated by reference therein or filed as an exhibit thereto, or any marketing literature or materials (except to the extent such untrue statement or alleged untrue statement of a material fact in marketing literature or materials was provided by or specifically reviewed and approved in writing by Distributor) distributed on behalf of the Trust with respect to the securities covered by the Prospectus (the “Covered Documents”) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Distributor for any legal or other expenses reasonably incurred by the Distributor in connection with investigating or defending any such action or claim as such expenses are incurred and (ii) any breach of any representation, warranty or covenant made by the Trust in this Agreement; provided, however, that the Trust shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Covered Documents about the Distributor in reliance upon and in conformity with written information furnished to the Trust by the Distributor or specifically reviewed and approved in writing by the Distributor.

8.02
Indemnification of the Trust.  Distributor will indemnify and hold harmless the Trust, each of its trustees and officers, employees and each person, if any, who controls, is controlled by or is under common control with, the Trust within the meaning of Section 15 of the 1933 Act (collectively, the “Trust Indemnified Parties”) from and against any and all losses, claims, damages or liabilities, joint or several, whatsoever (including any investigation, legal or other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted) to which the Trust Indemnified Parties may become subject as a result of: (i) any material breach of any representation, warranty, covenant or undertaking made by Distributor in this Agreement, (ii) a failure of Distributor to perform any material obligations set forth in this Agreement (including any written procedures prepared in connection with the performance of this Agreement), (ii) any material failure by Distributor to comply with any applicable laws, including but not limited to the FINRA/NASD Conduct Rules and federal and state securities laws applicable to Distributor as distributor to the Trust, (iv) an action, inaction, or omission of Distributor pursuant to this Agreement involving gross negligence, bad faith, or fraud by Distributor, its affiliates, officers, directors, employees, and/or its agents, or (v) based on an untrue statement or alleged untrue statement or omission or alleged omission made in the Covered Document, in reliance upon and in conformity with written information furnished to the Trust by the Distributor.

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8.03	Indemnification Procedures.

(a)           If any action or claim shall be brought against any Distributor Indemnified Party or Trust Indemnified Party (any such party, an “Indemnified Party” and collectively, the “Indemnified Parties”), in respect of which indemnity may be sought against the other party hereto, such Indemnified Party shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense thereof, including the employment of counsel and payment of all fees and expenses; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure.

(b)           Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the indemnifying party has agreed in writing to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense and employ counsel, or (iii) the named parties to any such action (including any impleaded party) included such Indemnified Party and the indemnifying party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party or which may also result in a conflict of interest (in which case if such Indemnified Party notifies the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for all such Indemnified Parties.

(c)           No indemnifying party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(d)           The indemnifying party shall not be liable for any settlement of any such action effected without its written consent, but if such action is settled with the written consent of the indemnifying party, or if there shall be a final judgment for the plaintiff in any such action and the time for filing all appeals has expired, the indemnifying party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(e)           The obligations of the indemnifying party under this Section 8 shall be in addition to any liability that the indemnifying party may otherwise have.

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8.04
Contribution.  If the indemnification provided for in this Section 8 is insufficient or unavailable to any Indemnified Party under this Section 8 in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the Trust on the one hand and the Distributor on the other from the offering of the Shares. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the Indemnified Party failed to give the notice required under Section 8.3(a), above, then each indemnifying party shall contribute to such amount paid or payable by such Indemnified Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Trust on the one hand and the Distributor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Trust on the one hand and the Distributor on the other shall be deemed to be in the same proportion as the amount of gross proceeds received by the Trust from the offering of the Shares under this Agreement (expressed in dollars) bears to the net profits received by the Distributor under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Trust on the one hand or the Distributor on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Trust and the Distributor agree that it would not be just and equitable if contributions pursuant to this Section 8.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein.  The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

8.05
Consequential Damages.  In no event and under no circumstances will either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential damages for any act or failure to act under any provision of this Agreement.

SECTION 9TERM AND TERMINATION

This Agreement will be effective upon its execution, and, unless terminated as provided, will continue in force for two years and thereafter from year to year, provided that such annual continuance is approved by either (i) the vote of a majority of the Trustees of the Trust, or the vote of a majority of the outstanding voting securities of the shareholders and (ii) the vote of a majority of those trustees of the Trust who are not parties to this Agreement or the Trust’s distribution plan(s) or interested persons of any such party (“Qualified Trustee”), cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time without penalty by a vote of the trustees; by vote of a majority of the outstanding voting securities of the Trust; or by the Distributor upon not less than sixty days prior written notice to the other party; and shall automatically terminate upon its assignment.  As used in this paragraph the terms, “vote of a majority of the outstanding voting securities,”  “assignment” and “interested person” will have the respective meanings specified in the 1940 Act.  In the event the Trust gives notice of termination, all reasonable expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by Distributor, will be borne by the Trust.

SECTION 10MISCELLANEOUS

10.01
Records.  The books and records pertaining to the Trust, which are in the possession or under the control of Distributor, will be the property of the Trust.  Such books and records will be prepared and maintained as required under the 1940 Act and other applicable securities laws, rules and regulations.  The Trust and its authorized persons will have access to such books and records at all times during the Distributor’s normal business hours.  Upon the reasonable request of the Trust, the Distributor will make available or provide copies of such books and records to the Trust or its authorized persons, as requested at the Trust’s expense.

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10.02
Independent Contractor.  The Distributor will undertake and discharge its obligations hereunder as an independent contractor.  Neither Distributor nor any of its officers, directors, employees or representatives is or will be an employee of a Fund in connection with the performance of Distributor’s duties hereunder.  Distributor will be responsible for its own conduct and the employment, control, compensation and conduct of its agents and employees, and for any injury to such agents or employees or to others through its agents and employees.  Any obligations of Distributor hereunder may be performed by one or more third parties or affiliates of Distributor with the understanding that Distributor is liable for any actions or inactions of such third parties or affiliates as if they were employees of the Distributor.

10.03
Notices.  All notices provided for or permitted under this Agreement will be deemed effective upon receipt, and will be in writing and (a) delivered personally, (b) sent by commercial overnight courier with written verification of receipt, or (c) sent by certified or registered U.S. mail, postage prepaid and return receipt requested, to the party to be notified, at the address for such party set forth below.  Notices to the Distributor will be sent to the attention of: General Counsel, SEI Investments Distribution Co., 1 Freedom Valley Drive, Oaks, Pennsylvania 19456.  Notices to the Trust will be sent to Elizabeth Courtney, LocalShares Investment Trust, 618 Church Street, Suite 220, Nashville, Tennessee  37219.

10.04
Dispute Resolution.  Whenever either party desires to institute legal proceedings against the other party concerning this Agreement, it will provide written notice to that effect to such other party.  The party providing such notice will refrain from instituting said legal proceedings for a period of thirty (30) days following the date of provision of such notice.  During such period, the parties will attempt in good faith to amicably resolve their dispute by negotiation among their executive officers.

10.05
Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or agreement or proposal with respect to the subject matter hereof.  This Agreement or any part hereof may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought.

10.06
Non-Solicitation.  During the term of this Agreement and for a period of one (1) year afterward, the Trust will not recruit, solicit, employ or engage, for the Trust or any other person, any of the Distributor’s employees.

10.07
Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof.  To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the latter will control.

10.08
Counterparts.  This Agreement may be executed in two or more counterparts, all of which will constitute one and the same instrument.  Each such counterpart will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  This Agreement will be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

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10.09
Force Majeure.  No breach of any obligation of a party to this Agreement (other than obligations to pay amounts owed) will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation:  work action or strike; lockout or other labor dispute; flood; war; riot; theft; act of terrorism, earthquake or natural disaster.  Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

10.10
Severability.  Any provision of this Agreement that is determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.  If a court of competent jurisdiction declares any provision of this Agreement to be invalid or unenforceable, the parties agree that the court making such determination will have the power to reduce the scope, duration, or area of the provision, to delete specific words or phrases, or to replace the provision with a provision that is valid and enforceable and that comes closest to expressing the original intention of the parties, and this Agreement will be enforceable as so modified.

10.11	Confidential Information.

(a)           The Distributor and the Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Distributor and the Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement.  The Receiving Party will not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than (a) those employees, agents, contractors, subcontractors and licensees of the Receiving Party, or (b) with respect to the Distributor as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement.  In addition, the Receiving Party (a) will take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) will not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder.  As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps will in no event be less than a reasonable standard of care.

(b)           The term “Confidential Information,” as used herein, means all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

(c)           The provisions of this Section 10.12 respecting Confidential Information will not apply to the extent, but only to the extent, that such Confidential Information is: (a)  already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b)  subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c)  or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d)  independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e)  required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party will advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

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(d)           The Receiving Party will advise its employees, agents, contractors, subcontractors and licensees, and will require its agents and affiliates to advise their employees, agents, contractors, subcontractors and licensees, of the Receiving Party’s obligations of confidentiality and non-use under this Section 10.12, and will be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations.  In addition, the Receiving Party will require all persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 10.12.  The Receiving Party will promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons.

(e)           Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly will return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof.  Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Distributor will have no obligation to return or destroy Confidential Information of the Trust that resides in save tapes of Distributor; provided, however, that in either case all such Confidential Information retained by the Receiving Party will remain subject to the provisions of Section 10.12 for so long as it is so retained.  If requested by the Disclosing Party, the Receiving Party will certify in writing its compliance with the provisions of this paragraph.

10.12	Use of Name.

(a)           The Trust will not use the name of the Distributor, or any of its affiliates, in any Prospectus, sales literature, and other material relating to the Trust in any manner without the prior written consent of the Distributor (which will not be unreasonably withheld); provided, however, that the Distributor hereby approves all lawful uses of the names of the Distributor and its affiliates in the Prospectus of the Trust and in all other materials which merely refer in accurate terms to their appointment hereunder or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

(b)           Neither the Distributor nor any of its affiliates will use the name of the Trust in any publicly disseminated materials, including sales literature, in any manner other than with respect to representative client lists, without the prior written consent of the Trust (which will not be unreasonably withheld); provided, however, that the Trust and each Fund hereby approves all lawful uses of its name in any required regulatory filings of the Distributor which merely refer in accurate terms to the appointment of the Distributor hereunder, or which are required by applicable law, regulations or otherwise by the SEC, FINRA, or any state securities authority.

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10.13
Insurance.  The Trust hereby represents that it maintains adequate insurance coverage with respect to its responsibilities pursuant to this Agreement, including commercially reasonable fidelity bond(s), errors and omissions, directors and officers, professional liability insurance; provided, however, that the amount of insurance coverage shall in no way affect a party’s obligations or liability as otherwise set forth in this Agreement.  Without limiting the foregoing, in the event that the Distributor makes an employee of the Distributor available to the Trust to serve as an officer of the Trust, the Trust shall maintain professional liability (directors’ & officers’ and errors and omissions) insurance with limits of not less than $5 Million per occurrence (“Officer Insurance Minimum”).  All of the foregoing policies shall be issued by insurance companies having an "A minus" rating or better by A.M. Best Company or an equivalent Standard & Poor’s rating.  The Trust shall furnish Certificates of Insurance evidencing all of the foregoing insurance coverages upon execution of this Agreement, and annually upon the written request of the Distributor.  Annually upon the written request of the Distributor, the Trust shall provide insurance policy documentation evidencing the Trust’s Commercial General Liability and Fidelity Bond.  The Trust shall promptly inform the Distributor of any material changes to its policies, endorsements or coverages, including the fact that the professional liability coverage required above has fallen below the Officer Insurance Minimum, if applicable.

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IN WITNESS WHEREOF, the Trust and Distributor have each duly executed this Agreement, as of the day and year above written.

LOCAL SHARES INVESTMENT TRUST		SEI INVESTMENTS DISTRIBUTION CO.

By:	/s/ Elizabeth S. Courtney	By:	/s/ Maxine J. Chou
Name:	Elizabeth S. Courtney	Name:	Maxine J. Chou
Title:	President	Title:	CFO & COO

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SCHEDULE A

List of Funds

Nashville ETF

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SCHEDULE B

List of Services

Contract Management

•	Coordinate and execute Authorized Participant Agreements pursuant to Section 5 of this Agreement

•	Coordinate and execute operational agreements related to the services contemplated by this Agreement (networking agreements, NSCC redemption agreements, etc.)

•
Coordinate and execute on behalf of the Trust shareholder service and similar agreements to the extent permitted by applicable law, and as contemplated by the Trust’s distribution and/or shareholder servicing plan, if applicable

FINRA Review

•	Review marketing materials for compliance with FINRA content standards

•	Conduct FINRA filing of materials

•	Respond to FINRA comments on marketing materials

Other Services

•	Forward any complaints concerning the Trust received by the Distributor to the Trust, assist in resolving such complaints, and maintain a log of such complaints as required by applicable law;

•	Keep and maintain all books and records relating to the services provided by the Distributor in accordance with applicable law.

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SCHEDULE C

Fees

The Distributor will receive from the Trust, to the extent available pursuant to Section 7 hereof, fees in the amount of $0.00 annually, payable in equally monthly installments of $0.00, and to the extent not available, the Distributor will look solely to the Trust’s investment adviser or its affiliates for the payment of such fees.

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